Exhibit 99.3

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Executive Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS AMERICAN COLLEGE OF GASTROENTEROLOGY UPDATE

XIFAXAN®, COLAZAL®, OSMOPREP™, VISICOL® and MOVIPREP®

Tuesday, October 24 Poster Presentation Highlights

RALEIGH, NC, October 24, 2006 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today reported on results of the investigator-initiated and Company-sponsored trials related to the Company’s products presented today at the 71st American College of Gastroenterology Annual Scientific Meeting.

XIFAXAN

Irritable Bowel Syndrome

Hyo-Rang Lee, M.D., Cedars-Sinai Medical Center, Los Angeles, CA, et al. conducted a retrospective chart review of 98 Rome I positive IBS patients to compare the efficacy of rifaximin to antibiotics predating rifaximin and to determine the effectiveness of retreatment. Only patients with positive lactulose breath test and experiencing at least one follow-up visit were included. Clinical response occurred the first time XIFAXAN was given in 58 of 84 patients (69%) compared to 9 of 24 patients (38%) for any occasion neomycin was given (p<0.01) and 27 of 61 patients (44%) for all non-XIFAXAN antibiotics (p<0.01 compared to XIFAXAN). Clinical improvement occurred with subsequent XIFAXAN treatment in 75% (15/20) of patients who had received one or more pre-XIFAXAN antibiotics with no benefit. Retreatment of recurrent bacterial overgrowth occurred in 24 subjects. All XIFAXAN patients

(16 of 16) receiving retreatment had clinical improvement, and all XIFAXAN patients receiving a third course of treatment (4 of 4) again responded. Retreatment with doxycycline, augmentin and neomycin was successful in 2 of 8 patients (25%) (p<0.0001 compared to XIFAXAN).

Hyo-Rang Lee, M.D., Cedars-Sinai Medical Center, Los Angeles, CA, et al. conducted a retrospective chart review of 84 Rome I positive IBS patients treated with XIFAXAN to determine clinical response and correlate that with the presence or absence of abnormal lactulose breath test after treatment. Fifty subjects (60%) had a follow-up breath test and were eligible for study. XIFAXAN treatment resulted in clinical improvement in 31 of 50 subjects (62%), while the remaining 19 of 50 (38%) did not improve. Eighty-one percent (25 of 31 subjects) of the clinical responders had a normal follow-up breath test, compared to 16% (3 of 19 subjects) non-responders (p<0.001).

Leonard Weinstock, M.D., Washington University, St. Louis, MO, et al., evaluated the potential benefits of a comprehensive treatment protocol for small intestinal bacterial overgrowth (SIBO) in irritable bowel syndrome (IBS) patients. In a prospective, observational study, IBS patients meeting Rome II criteria were evaluated for SIBO by means of a lactulose breath test. One hundred and sixty-one of 254 patients tested positive, and 82 of these patients (51%) returned follow-up data and were included in the symptom assessments. Patients received XIFAXAN 1200 mg per day for ten days, followed by zinc 220 mg per day and a probiotic for one month and tegaserod 3 mg per day. Follow-up assessment at Day 10 reported a greater than or equal to 50% improvement in baseline symptoms in 72% of patients for abdominal pain, 62% for bloating, 67% for flatulence, 53% for fullness 58% for constipation and 56% for diarrhea. Similar improvements from baseline also were observed at two months.

Leonard Weinstock, M.D., Washington University, St. Louis, MO, et al., evaluated the potential benefits of a comprehensive treatment protocol for small intestinal bacterial overgrowth (SIBO) in patients with functional bowel syndrome. In a prospective, observational study, patients failing to meet Rome II criteria were evaluated for SIBO by means of a lactulose breath test. Fifty-one of 85 patients tested positive, and 20 of these patients (39%) returned follow-up data and were included in the symptom assessments. Patients received XIFAXAN 1200 mg per day for ten days, followed by zinc 220 mg per day and a probiotic for one month and tegaserod 3 mg per day. Follow-up assessment at Day 10 reported a greater than or equal to 50% improvement in baseline symptoms in 44% of patients for flatulence, 31% for fullness, 36% for bloating, 38% for constipation, 43% for diarrhea and 60% for abdominal pain. Similar improvements from baseline also were observed at two months.

Crohn’s Disease

David Doman, M.D., George Washington University School of Medicine, Washington, DC, et al., conducted a case review of three Crohn’s Disease patients who had experienced flares while receiving 6-mercaptopurine and were subsequently treated with XIFAXAN followed by Probiotic maintenance therapy. Patients were treated with XIFAXAN 200 mg TID for three weeks followed by Flora-Q one capsule QD maintenance. No patient experienced flares through six months of follow-up.

Warren Finkelstein, M.D., The Gastroenterology group of New Jersey, Glen Ridge, NJ, et al., conducted a case review of two unresponsive Crohn’s Disease patients who were subsequently treated with XIFAXAN. The first patient failed to respond to Mesalamine, ciprofloxacin, metronidazole and infliximab. Treatment with XIFAXAN 400 mg BID resulted in complete resolution of diarrhea within ten days. Repeat colonoscopy two months later showed improvement with only mild colitis. The patient has been asymptomatic for the past 12 months while on XIFAXAN 400 mg per day. The second patient failed to respond to Mesalamine, ciprofloxacin, metronidazole, methotrexate and infliximab and was steroid-dependent. Treatment with XIFAXAN 400 mg BID resulted in complete resolution of diarrhea within three weeks. The patient has been fully asymptomatic for 14 months on XIFAXAN 400 mg per day.

Secretory Diarrhea

Vera Hupertz, M.D., Cleveland Clinic, Cleveland, OH, et al., reported on a three-year old patient with progressive familial intrahepatic cholestasis who was treated for secretory diarrhea with XIFAXAN. Treatment with XIFAXAN 200 mg TID for two weeks decreased ostomy drainage from 1000+cc per night to 400 cc per night. No side effects were observed.

COLAZAL

Jeffrey Aron, M.D., Center for Inflammatory Bowel Diseases, California Pacific Medical Center, San Francisco, CA, investigated the efficacy of low dose 5-aminosalicylates in irritable bowel syndrome (IBS) patients unresponsive to standard therapy. Ninety-three Rome II criteria IBS patients received 5-ASA treatment and were evaluated every 3 weeks for the first 4 visits and every 4-6 months thereafter for a period of 44 months to assess complete and partial treatment response. Therapy consisted of Asacol® 400/800 mg/d, Pentasa® 250-500 mg/d, COLAZAL 750-1500 mg/d or Dipentum® 500-1,000 mg/d. Treatment response was defined as complete (relief of all symptoms of pain, bloating, altered stool frequency, stool shape/form, and general well-being); partial (relief of 4-5 of the symptoms described above) or none (relief of less than 4 symptoms). After 3 weeks, dose increases were required in 9 of 20 IBS-C patients and 4 of 13 IBS-A patients receiving Asacol or Pentasa, compared with 4 of 11 IBS-C patients receiving COLAZAL.

OSMOPREP

OsmoPrep, a new sodium phosphate tablet bowel purgative, and HalfLytely® and Bisacodyl Tablets Bowel Prep Kit, a two-liter polyethylene glycol electrolyte lavage solution (PEG) plus bisacodyl tablets bowel preparation, were investigated in a randomized, multicenter, investigator-blinded Phase III superiority trial to compare the safety, efficacy, patient tolerability and patient preferences of each in 415 adults undergoing colonoscopy. Patients received either 32 (48 gm) OsmoPrep tablets (n=207) or 2L Halflytely plus 4 (20 mg) bisacodyl tablets (n=208). OsmoPrep tablets were administered 20 tablets (4 tablets every 15 minutes with at least 8 ounces of any clear liquid) beginning at 6 p.m. the evening before colonoscopy and 12 tablets in the same manner beginning 3 to 5 hours before colonoscopy. HalfLytely plus bisacodyl were administered 4 bisacodyl tablets beginning at noon the day before colonoscopy followed by 2L HalfLytely (one 8-ounce glass every 10 minutes) after bowel movement or a maximum of 6 hours. Patients were assessed < 21 days prior to colonoscopy (screening visit), immediately prior to colonoscopy (visit 1) and 48 to 96 hours after colonoscopy (visit 2). The primary endpoint was mean overall colon-cleansing score using a validated 4-point scale (1=excellent, 2=good, 3=fair, and 4=inadequate.) Posters by 7 investigators report on various analyses conducted on the entire study population or selected subsets of the study population.

Safety and Efficacy

Lawrence Cohen, M.D., Mount Sinai School of Medicine, New York, NY, et al. assessed overall colon cleansing, ascending colon cleansing and adverse events in all patients. Mean colon-cleansing score (1=excellent, 2=good, 3=fair, and 4=inadequate) in the OsmoPrep group was significantly better vs. the HalfLytely plus bisacodyl group (1.5 ± 0.74 vs. 1.8 ± 0.76, respectively, p<0.0001). Mean ascending colon-cleansing score in the OsmoPrep group were also significantly better vs. the HalfLytely plus bisacodyl group (1.4 ± 0.70 vs. 1.8 ± 0.76, respectively, p<0.0001). A significantly smaller proportion of patients receiving OsmoPrep tablets experienced adverse events compared with patients receiving HalfLytely plus bisacodyl (66% vs. 82%, respectively, p=0.0003).

Clinical Laboratory Evaluations

David Rubin, M.D., University of Chicago, Chicago, IL, et al. assessed clinical laboratory profiles in patients taking OsmoPrep tablets and HalfLytely plus bisacodyl. Significant changes in laboratory parameters (electrolytes, BUN, and creatinine) were noted in both groups. The largest change was observed just prior to colonoscopy. Changes were transient and resolved within 48 to 96 hours following colonoscopy. Mean changes in laboratory parameters were not associated with any symptomatic adverse events.

Elderly

Michael Schmalz, M.D., Wisconsin Center for Advanced Research, Milwaukee, WI, et al. assessed efficacy and safety in the subset of patients aged 65 years or older (49 OsmoPrep and 50 HalfLytely plus bisacodyl). Mean colon-cleansing scores were comparable within treatment groups in patients <65 years and >65 years of age: OsmoPrep 1.5 ± 0.77 and 1.5 ± 0.68, respectively; HalfLytely plus bisacodyl 1.8 ± 0.77 and 1.9 ± 0.77, respectively. Between treatment groups, OsmoPrep demonstrated significantly better (p<0.028) mean overall colon cleansing scores compared with HalfLytely plus bisacodyl in patients <65 years and >65 years of age. In patients >65 years, abdominal distension and vomiting occurred less frequently with OsmoPrep vs. HalfLytely plus bisacodyl (p<0.0277).

Patient Preference

Gary Lichtenstein, M.D., University of Pennsylvania, Philadelphia, PA, et al. evaluated patient acceptance of the study preparation by means of a patient questionnaire administered prior to colonoscopy. Results are as follows:

	OsmoPrep Tablets	HalfLytely plus Bisacodyl	p-value
Easy or fairly easy to take study medication	94%	73%	<0.0001
Easy to follow all study medication instructions	96%	83%	<0.0002
Ease or fairly easy to drink the amt. of liquid prescribed	94%	60%	<0.0001
Study preparation taste as bad or very bad	6%	28%	<0.0001
Would take the study preparation again should a future colonoscopy be necessary	96%	74%	<0.0001
Required time off from work or a change in ordinary activities to take the study mediation	18%	52%	<0.0001

Safety

Alan Safdi, M.D., Greater Cincinnati Gastroenterology Associates, Cincinnati, OH, et al. assessed adverse events in all patients who took the study preparation. Significantly fewer patients taking OsmoPrep vs. HalfLytely plus bisacodyl experienced one or more adverse event (66% vs. 82% respectively, p=0.0003) and adverse events related to gastrointestinal disorders (64% vs. 79%, respectively p=0.0007). Significantly fewer adverse events of abdominal distention, abdominal pain, and vomiting were reported by patients taking OsmoPrep vs. HalfLytely (p<0.0012 for all). The majority of adverse events were mild in intensity.

Irrigation Requirements

David Kastenberg, M.D., Thomas Jefferson University, Philadelphia, PA, et al. compared irrigation requirements during colonoscopy as scored by the endoscopist from 0 to 3 (0 = none, 1 = <50 mL, 2 = 50-100 mL, 3 = >100 mL). Mean irrigation scores were significantly lower in patients taking OsmoPrep (0.80 ± 1.12) compared to patients taking HalfLytely plus bisacodyl

(1.28 ± 1.25) (p<0.0001). Significantly fewer patients in the OsmoPrep group (39%) required any irrigation during colonoscopy compared to HalfLytely plus bisacodyl (58%) (p<0.0001). Additionally, fewer OsmoPrep patients (13%) required >100 mL of irrigation compared to HalfLytely plus bisacodyl patients (26%) (p<0.0017).

Polyp Detection Rate

Lawrence Cohen, M.D., Mount Sinai School of Medicine, New York, NY, et al. conducted a post-hoc analysis to evaluate the number of colon polyps. The total number of polypectomies plus polyp ablations was utilized as a surrogate indicator for colon polyps. A total of 124 and 118 patients receiving OsmoPrep and HalfLytely plus bisacodyl, respectively, had 281 and 248 interventions (defined as biopsy, lesion cauterization, polypectomy or polyp ablation), respectively. After adjustment for the grading of overall colon cleansing, a significant correlation was observed between treatment and number of colon polyps (p=0.041). An association between quality of cleansing and frequency of intervention was observed for patients receiving OsmoPrep (p=0.035), but not for patients receiving HalfLytely plus bisacodyl. A significantly higher proportion of patients receiving OsmoPrep (60%) vs. HalfLytely plus bisacodyl (36%) had 1 or more intervention when colon cleansing was rated “excellent” (p=0.0002).

VISICOL

Craig Aronchick, M.D., Pennsylvania Hospital, Philadelphia, PA conducted a retrospective chart review to investigate the efficacy and tolerability of VISICOL in patients with refractory chronic constipation. Eleven patients with refractory chronic constipation (<1 bowel movement/week) were included in the analysis. The majority of patients reported comorbid conditions such as GI motility disorder, gastric bypass surgery or other non-GI conditions. Patients had failed numerous therapies including PEG solution, tegaserod maleate and lactulose. Patients were treated with 1 (n=1), 2 (n=1) or 3 (n=7) VISICOL tablets BID or 3 tablets TID (n=1) and an unknown dose (n=1). Patients were treated for six months to less than 2 years (mean=14.5 months), and 6 patients (55%) continued current laxative therapy while receiving VISICOL. Improvement in symptoms of chronic constipation was observed in 8 patients (73%), of which 5 were receiving VISICOL monotherapy. Two additional patients (18%) reported improvement, but clinical symptoms periodically fluctuated. Serum electrolyte levels were normal in 9 patients for whom measurements were available. No serious adverse events related to VISICOL were observed. Two patients treated with VISICOL discontinued treatment after 5-6 months.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team. Salix markets Colazal® (balsalazide disodium) Capsules 750 mg, Xifaxan® (rifaximin) tablets 200 mg, Visicol® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), OsmoPrep™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP), Azasan® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). In August 2006, the FDA approved MoviPrep® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) for bowel cleansing prior to colonoscopy, and we intend to launch the product in mid-fourth quarter 2006. Balsalazide tablets, Granulated Mesalamine, Sanvar® IR (600 ug vials vapreotide acetate powder) and Xifaxan for additional indications are under development.

XIFAXAN® (rifaximin) tablets 200 mg are indicated for the treatment of patients (>12 years of age) with travelers’ diarrhea caused by noninvasive strains of Escherichia coli. XIFAXAN should not be used in patients with diarrhea complicated by fever or blood in the stool or diarrhea due to pathogens other than Escherichia coli. XIFAXAN should be discontinued if diarrhea symptoms get worse or persist more than 24-48 hours and alternative antibiotic therapy should be considered. In clinical trials, XIFAXAN was generally well tolerated. The most common side effects (vs. placebo) were flatulence 11.3% (vs. 19.7%), headache 9.7% (vs. 9.2%), abdominal pain 7.2% (vs. 10.1%) and rectal tenesmus 7.2% (vs. 8.8%).

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. Considerable caution should be advised before OsmoPrep Tablets are used in patients with severe renal insufficiency, congestive heart failure, ascites, unstable angina, gastric retention, ileus, acute obstruction or pseudo-obstruction of the bowel, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon, gastric bypass or stapling surgery, or hypomotility syndrome. Use with caution in patients with impaired renal function, patients with a history of acute phosphate nephropathy, known or suspected electrolyte disturbances (such as dehydration), or people taking drugs that affect electrolyte levels. Patients with electrolyte abnormalities such as hypernatremia, hyperphosphatemia, hypokalemia, or hypocalcemia should have their electrolytes corrected before treatment with OsmoPrep Tablets.

VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP) are indicated for cleansing of the bowel as a preparation for colonoscopy, in adults 18 years of age or older. VISICOL® Tablets are the only FDA approved tablets available to adults for bowel preparation prior to colonoscopy. VISICOL Tablets are virtually taste-free, can be taken with any clear liquid such as water, lemonade or ginger ale, and have been proven to be associated with significantly less nausea, vomiting and bloating than the leading, currently-available, prescribed class of liquid bowel preparations. VISICOL Tablets are not to be used in patients with congestive heart failure, ascites, unstable angina pectoris, gastric retention, ileus or acute obstruction or pseudo-obstruction, severe chronic constipation, bowel perforation, acute colitis, toxic megacolon or hypomotility syndrome. Use with caution in patients with impaired renal function, pre-existing electrolyte disturbances, or people taking drugs that affect electrolyte levels.

MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution) is indicated for cleansing of the colon as a preparation for colonoscopy in adults 18 years of age or older. MOVIPREP® should be used with caution in patients using concomitant medications that increase the risk of electrolyte abnormalities [such as diuretics or angiotensin converting enzyme (ACE)-inhibitors] or in patients with known or suspected hyponatremia. MOVIPREP® should also be used with caution in patients with severe ulcerative colitis, ileus, gastrointestinal obstruction or perforation, gastric retention, toxic colitis, or toxic megacolon. In clinical trials, abdominal distension, anal discomfort, thirst, nausea and abdominal pain were some of the most common adverse reactions to MOVIPREP® administration. Vomiting occurred less frequently.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, competition, intellectual property risks, market acceptance for approved products, management of rapid growth and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.